Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Intrexon Corporation of our report dated February 24, 2016, relating to our audit of the financial statements of ZIOPHARM Oncology, Inc., which appears in the Annual Report on Form 10-K of Intrexon Corporation for the year ended December 31, 2015.

/s/ RSM US LLP

Boston, Massachusetts

August 10, 2016